Exhibit 4.2.1

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of May 23, 2024, among ENDO FINANCE HOLDINGS, INC., a Delaware corporation (the “Issuer”), and COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION, as trustee under the Indenture referred to below (in such capacity, the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuer and the Guarantors (as defined in the Indenture referred to herein) have heretofore executed and delivered to the Trustee an indenture, dated as of April 23, 2024, by and among the parties thereto (as amended, supplemented or otherwise modified from time to time, the “Indenture”), providing for the issuance of 8.500% Senior Secured Notes due 2031 (the “Notes”);

WHEREAS, Section 9.01(f) of the Indenture provides, among other things, that the Issuer and the Trustee may amend or supplement the Indenture without the consent of any Holder (as defined in the Indenture referred to herein) of Notes to conform the text of the Indenture to any provision of the “Description of notes” section of the Offering Memorandum (as defined in the Indenture referred to herein), to the extent that such provision in that “Description of notes” was intended to be a verbatim recitation of a provision of the Indenture, which intent shall be evidenced by an Officer’s Certificate to that effect; and

WHEREAS, pursuant to Section 9.01(f) of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. AMENDMENT TO SECTION 4.09(B)(1). Section 4.09(b)(1) of the Indenture is hereby deleted and replaced with the following:

“(A) Indebtedness Incurred pursuant to the Credit Agreement; provided, however, that, immediately after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness Incurred under this clause (1)(A) and then outstanding, does not exceed (i) $2,000.0 million plus (ii) the greater of $760.0 million and 100% Consolidated Adjusted EBITDA; provided, further, that only $500 million of such Indebtedness Incurred under this clause (1)(A) may be Priority Payment Lien Obligations; and (B)(i) Pari Passu Payment Lien Obligations if, after giving pro forma effect to such Incurrence, the Consolidated First Lien Secured Debt Ratio would be no greater than 4.0 to 1.0 (and, for the avoidance of doubt, this clause (i) shall only be available for the Incurrence of Pari Passu Payment Lien Obligations and not for any Priority Payment Lien Obligations), (ii) Junior Lien Indebtedness if, after giving pro forma effect to such Incurrence, the Consolidated Secured Debt Ratio would be no greater than 5.0 to 1.0 (and, for the avoidance of doubt, this clause (ii) shall only be available for the Incurrence of Junior Lien Indebtedness), and (iii) any Permitted Refinancing Indebtedness in respect of such Indebtedness Incurred pursuant to this clause (1)(B);”

3.  NO RECOURSE AGAINST OTHERS. No director, officer, employee, incorporator or stockholder of the Issuer will have any liability for any obligations of the Issuer under the Notes or the Indenture, as supplemented, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws and the laws of certain foreign jurisdictions.

4.  NEW YORK LAW TO GOVERN; WAIVER OF JURY TRIAL. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. THE ISSUER CONSENTS AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY NEW YORK STATE OR U.S. FEDERAL COURT LOCATED IN THE BOROUGH OF MANHATTAN, CITY OF NEW YORK, COUNTY OF NEW YORK, STATE OF NEW YORK IN RELATION TO ANY LEGAL ACTION OR PROCEEDING (I) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THE INDENTURE, AS SUPPLEMENTED, THE NOTES, AND ANY RELATED DOCUMENTS (OTHER THAN ANY SECURITY DOCUMENTS WHICH SPECIFY A DIFFERENT JURISDICTION) AND/OR (II) ARISING UNDER ANY U.S. FEDERAL OR U.S. STATE SECURITIES LAWS IN RESPECT OF THE NOTES AND ANY SECURITIES ISSUED PURSUANT TO THE TERMS OF THE INDENTURE, AS SUPPLEMENTED. THE ISSUER WAIVES ANY OBJECTION TO PROCEEDINGS IN ANY SUCH COURTS, WHETHER ON THE GROUND OF VENUE OR ON THE GROUND THAT THE PROCEEDINGS HAVE BEEN BROUGHT IN AN INCONVENIENT FORUM. THE ISSUER AND THE TRUSTEE HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE INDENTURE, AS SUPPLEMENTED, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

5.  COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed counterpart shall be deemed an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF or other electronic signatures shall be deemed to be their original signatures for all purposes. This Supplemental Indenture shall be valid, binding, and enforceable against a party only when executed and delivered by an authorized individual on behalf of the party by means of (i) any electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including relevant provisions of the UCC (collectively, “Signature Law”); (ii) an original manual signature; or (iii) a faxed, scanned, or photocopied manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof.

6. EFFECT OF HEADINGS. The Section Headings Herein Are for Convenience Only and Shall Not Affect the Construction Hereof.

7. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuer.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

ENDO FINANCE HOLDINGS, INC., as Issuer

By:	/s/ John D. Boyle
	Name:	John D. Boyle
	Title:	President, Corporate Development and Treasurer

COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Linda Lopez
	Name:	Linda Lopez
	Title:	Vice President

[Signature Page to First Supplemental Indenture]